MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (this "**Agreement**") is made and entered into as of April 12, 2023, between **Hero Technologies Inc.** ("**Seller**"), and **DMB LLC ("Buyer")**

WITNESSETH:

WHEREAS, Seller presently owns **51** percent (51%) of the issued and outstanding membership interests or units in and to Blackbox Systems and Technologies LLC, a limited liability company (the "**Company**").

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Seller's membership interests and units in the Company, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Sale of Membership Interests. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller's membership interests in and to the Company together with any and all rights, privileges, and interests in the Company resulting from, associated with or arising from the foregoing Membership Interests, as provided in the Company's Articles of Organization, Operating Agreement and governing law, as applicable (all of the foregoing, and the membership interests being conveyed and sold pursuant to this Agreement, collectively, the "**Membership Interests**").

2. Membership Interests Not Registered; Transfer Restrictions. Buyer acknowledges and understands that the Membership Interests (i) have not been registered under the US Securities Act of 1933, as amended (the "Act") or registered or qualified under any state securities laws; and
(ii) are subject to the terms, restrictions, and conditions of applicable law, and the Company's Articles of Organization and Operating Agreement, copies of which documents have been provided to Buyer.

3. Consideration. Buyer agrees to enter into a separate Share Purchase Agreement with Seller, whereby Buyer agrees to purchase Hero Technologies Inc. common stock.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

a. Authority; Capacity. Seller has full power, authority, and capacity to execute and deliver, and to perform its duties and obligations under this Agreement.

This Agreement is the legal, valid, and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally.

b. No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which Seller or any of its assets are subject; (ii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or bound or to which any of its assets are subject; or (iii) result in the creation or imposition of any lien, security interest or encumbrance in, to or on the Membership Interests or any asset of Seller.

c. Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations, or other legal proceedings pending or to Seller's knowledge threatened against Seller relating to, resulting from or affecting the Membership Interests or that would materially impair the ability of Seller to perform its duties or obligations under this Agreement.

d. Title. Seller is the lawful owner of, and has good and marketable title to, the Membership Interests, free and clear of any and all liens, restrictions, claims, charges, security interests, and encumbrances (contractual or otherwise) of any kind, nature, or type whatsoever.

e. Membership Interest. The Membership Interests being purchased by Buyer under this Agreement represent 51% of the issued and outstanding membership interests in the Company.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

a. Authority; Capacity. Buyer has full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement. This Agreement is the legal, valid, and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally.

6. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on April 12, 2023 (the "Closing Date"), or at such other time and place as Buyer and Seller may agree. The Closing may occur by exchange of documents and funds electronically and/or by overnight courier.

a. Deliveries by Seller. At Closing, Seller shall execute and deliver: (i) any certificate issued by the Company representing the Membership Interests to Buyer, which certificate shall be accompanied by unit powers duly executed in blank or other duly executed instruments of transfer and any other documents necessary to transfer title to the Membership Interests to Buyer, and (ii) any other document, certificate or instrument reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

7. Indemnification by Seller. Seller hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release Buyer from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties, interest or fines, and any and all costs and expenses paid or incurred, including attorney fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith (collectively, the "Liabilities"), arising from, based upon, related to or associated with and to the extent caused by (i) any breach of any representation or warranty of

Seller contained in this Agreement; (ii) any failure of Seller to perform or observe any term, condition or covenant contained in this Agreement; (iii) any Liability related to or involving the Membership Interests arising, resulting or incurred from any event that occurred on or prior to the Closing Date; and (iv) any and all tax Liabilities with respect to the Membership Interests arising, resulting or incurred on or prior to the Closing Date.

8. Indemnification by Buyer. Buyer hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release Seller from and against any and all Liabilities arising from, based upon, related to or associated with (i) any breach of any representation or warranty of Buyer contained in this Agreement; (ii) any failure of Buyer to perform or observe any terms, conditions or covenants contained in this Agreement; (iii) any Liability related to or involving the Membership Interests arising, resulting or incurred from any event that occurs after the Closing Date; and (iv) any and all tax Liabilities with respect to the Membership Interests arising, resulting or incurred after the Closing Date.

9. Survival of Representations and Covenants. Buyer and Seller hereby agree and covenant that all of the representations, warranties, and covenants in this Agreement shall survive the Closing or termination of this Agreement for a period of three (3) years.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between Buyer and Seller with respect to the subject matter hereof and supersede any and all prior understandings, agreements, or representations between Buyer and Seller, whether written or oral, related in any way to the subject matter of this Agreement.

11. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Buyer, Seller, and their respective heirs, legal representatives, successors, and permitted assigns.

12. Assignment. Buyer shall not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

13. Multiple Counterparts. This Agreement may be executed, by pdf or otherwise, in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

14. Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Notices. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or provided by electronic transmission with receipt confirmed, delivered, or transmitted to the party to whom such notice or communication is directed, to the address of such party set forth above.

16. Amendments. This Agreement may be amended at any time by a written instrument signed by Buyer and Seller.

17. Severability. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void, or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained in this Agreement shall not be affected thereby.

18. Prevailing Party. In the event that either party brings any suit, action, or proceeding against the other party for any reason arising from or related to this Agreement, then the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney fees, arising from or related to the suit, action or proceeding.

19. Further Actions. From and after the execution of this Agreement, Buyer and Seller agree to, upon the request of the other party, execute and deliver to the other party any further documents, certificates, or instruments, and to perform any further acts as may be required or reasonably requested to complete or evidence the transaction contemplated by this Agreement.

20. Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

21. Governing Law; Arbitration. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the state of organization of the Company. Buyer and Seller further agree that any dispute arising out of this Agreement shall be decided by binding arbitration, pursuant to the commercial arbitration rules of the American Arbitration Association.

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date set forth above.

BUYER: DMB LLC

By:______________________________

Name: James Bradley

Title: CEO

SELLER: Hero Technologies Inc.

By: Gina Serkasevich

Name: Gina Serkasevich

Title: CEO

citrix | RightSignature

SIGNATURE CERTIFICATE

REFERENCE NUMBER
845AD2FE-68F8-4132-837B-E69586FAF65C

TRANSACTION DETAILS

Reference Number
845AD2FE-68F8-4132-837B-E69586FAF65C

Transaction Type
Signature Request

Sent At
05/16/2023 00:30 EDT

Executed At
05/18/2023 13:58 EDT

Identity Method
email

Distribution Method
email

Signed Checksum
adf40277d587ef8967482044bbf488fb96902eaa053010c240b256962a0e42c0

Signer Sequencing
Enabled

Document Passcode
Disabled

DOCUMENT DETAILS

Document Name
Membership Interest Transfer Agreement - Dmb Llc

Filename
membership_interest_transfer_agreement_-_dmb_llc.docx

Pages
6 pages

Content Type
application/vnd.openxmlformats-officedocument.wordprocessingml.document

File Size
28 KB

Original Checksum
476c50b160d74d1fccf116fe3daadb49c1b587a1651d3b7d231d315953b86cd1

SIGNERS

SIGNER

Name
Gina Serkasevich

Email
gs@herotechnologiesinc.com

Signer Sequence
0

Components
1

E-SIGNATURE

Status
signed

Multi-factor Digital Fingerprint Checksum
a3622a13b23a603986e386ffb3b6b436e0d6c61b2fbc51507eb9705a084394e0

IP Address
24.145.44.136

Device
Safari via Mac

Typed Signature


Gina Serkasevich

Signature Reference ID
EC47E67A

EVENTS

Viewed At
05/16/2023 13:55 EDT

Identity Authenticated At
05/16/2023 13:55 EDT

Signed At
05/16/2023 13:55 EDT

AUDITS

TIMESTAMP	AUDIT
05/16/2023 00:30 EDT	Ryan Halpin (rhalp522@gmail.com) created document 'membership_interest_transfer_agreement_-_dmb_llc.docx' on Chrome via Mac from 68.134.191.21.
05/16/2023 00:30 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) was emailed a link to sign.
05/16/2023 13:55 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) viewed the document on Safari via Mac from 24.145.44.136.
05/16/2023 13:55 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) authenticated via email on Safari via Mac from 24.145.44.136.
05/16/2023 13:55 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) signed the document on Safari via Mac from 24.145.44.136.
05/16/2023 13:55 EDT	James Bradley (jeb416@icloud.com) was emailed a link to sign.
05/17/2023 09:58 EDT	James Bradley (jeb416@icloud.com) viewed the document on Safari via Mac from

	173.239.204.160.
05/17/2023 10:12 EDT	James Bradley (jeb416@icloud.com) viewed the document on Mobile Safari via iOS from 24.209.51.152.
05/18/2023 10:21 EDT	James Bradley (jeb416@icloud.com) was emailed a reminder.
05/18/2023 13:58 EDT	James Bradley (jeb416@icloud.com) was removed from document 845ad2fe-68f8-4132-837b-e69586faf65c as the document was force completed.
05/18/2023 13:58 EDT	Component 'Signature Field 2' assigned to signer2 was removed as the document was force completed.
05/18/2023 13:58 EDT	Ryan Halpin (rhalp522@gmail.com) force completed document 'membership_interest_transfer_agreement_-_dmb_llc.docx' on Chrome via Mac from 68.134.191.21.